UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — July 1, 2013

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(State or other jurisdiction)	(I.R.S. Employer of Incorporation Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 1, 2013, pursuant to a purchase and sale agreement (the “Agreement”), dated April 11, 2013, with Prudential Investments LLC, a New York limited liability company (“Prudential”), to acquire (the “Acquisition”) substantially all of the assets of the Wealth Management Solutions (“WMS”) division of Prudential, Envestnet completed the Acquisition.

Under the terms of the Agreement, Envestnet paid approximately $10 million in cash upon closing, plus contingent consideration of up to a total of $23 million in cash to be paid over three years for the WMS assets, subject to certain post-closing adjustments. Envestnet funded the acquisition price with available cash.

The foregoing summary of the Agreement and the Acquisition does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which was filed as an exhibit to Envestnet’s Annual Report on Form 10-K for the year ending December 31, 2012.

Item 8.01. Other Events.

On July 1, 2013, Envestnet issued a press release announcing the completion of the WMS Acquisition referred to in Item 2.01 above. A copy of the press release is attached as Exhibit 99.4 hereto.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

As permitted by 9.01(a)(4) of Form 8-K, the financial statements required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Report must be filed.

(b)	Pro Forma Financial Information.

As permitted by 9.01(a)(4) of Form 8-K, the pro forma financial statements required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Report must be filed.

(d)	Exhibits.

99.4	Press release, dated July 1, 2013, regarding completion of the acquisition of the WMS assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Peter H. D’Arrigo

Name: Peter H. D’Arrigo
Title: Chief Financial Officer

Date: July 1, 2013